Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

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CARLYLE ALPINVEST PRIVATE MARKETS SECONDARIES FUND

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	457(o)		$	$1,999,000,000.00	0.0001531	$306,046.90
Fees Previously Paid	Equity	Common Stock	(2)	457(o)		$	$1,000,000.00	0.0001531	$153.10

Total Offering Amounts:							$2,000,000,000.00		306,200.00
Total Fees Previously Paid:									153.10
Total Fee Offsets:									0.00
Net Fee Due:									$306,046.90

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Offering Note(s)

(1)	This registration statement relates to the aggregate offering of $2,000,000,000 of common shares of beneficial interest of the Fund. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	This registration statement relates to the aggregate offering of $2,000,000,000 of common shares of beneficial interest of the Fund. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.